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QWEST COMMUNICATIONS INTERNATIONAL INC.
AND SUBSIDIARIES                                                    Exhibit 11.1


Computation of Loss Per Share
(In Thousands Except Per Share Amounts)
(Unaudited)

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                                       ---------------------------------------------------
                                        Three Months Ended               Year Ended
                                             March 31,                  December 31,
                                       ---------------------------------------------------
                                          1997      1996          1996     1995     1994
                                          ----      ----          ----     ----     ----

Net loss to common stockholders        $ (4,776)   (9,979)      (6,967) (25,131)   (6,898)

Weighted average number of shares of
 common stock outstanding:
  Total number of shares of common
   stock outstanding                     86,500    86,500       86,500   86,500    86,500
  Common stock issuable under
   Growth Share Plan                      1,658     1,658        1,658    1,658     1,658
                                       ------------------       -------------------------
  Weighted average number of shares
   of common stock outstanding           88,158    88,158       88,158   88,158    88,158

Net loss per share                     $  (0.05)    (0.11)       (0.08)   (0.29)    (0.08)

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